Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
October 22, 2015	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD THIRD QUARTER REVENUE

OF $842 MILLION AND RECORD THIRD QUARTER DILUTED

EARNINGS PER SHARE OF $0.90

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record third quarter net income of $39.3 million, or $0.90 per diluted share, on record third quarter revenue of $842 million in the 2015 third quarter. Revenue and diluted earnings per share for the 2015 third quarter were the highest third quarter revenue and diluted earnings per share amounts in Landstar history. Landstar reported net income of $36.8 million, or $0.82 per diluted share, on revenue of $819 million in the 2014 third quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $126.8 million in the 2015 third quarter compared to $121.1 million in gross profit in the 2014 third quarter. Operating margin, representing operating income divided by gross profit, was 50.4 percent in the 2015 third quarter. Gross profit and operating margin for the 2015 third quarter were also the highest third quarter amounts in Landstar history.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2015 third quarter was $779.8 million, or 93 percent of revenue, compared to $767.5 million, or 94 percent of revenue, in the 2014 third quarter. Truckload transportation revenue hauled via van equipment in the 2015 third quarter was $466.2 million compared to $458.5 million in the 2014 third quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2015 third quarter was $293.3 million compared to $287.9 million in the 2014 third quarter. Revenue hauled by rail, air and ocean cargo carriers was $50.5 million, or 6 percent of revenue, in the 2015 third quarter compared to $41.7 million, or 5 percent of revenue, in the 2014 third quarter.

LANDSTAR SYSTEM/2

Trailing twelve-month return on average shareholders’ equity was 31 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 25 percent. Landstar purchased approximately 412,000 shares of its common stock during the 13 weeks ended September 26, 2015 at an aggregate cost of $28.0 million. Landstar purchased approximately 1,719,000 shares of its common stock during the 39 weeks ended September 26, 2015 at an aggregate cost of $112.7 million. Currently, there are approximately 2,588,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of September 26, 2015, the Company had $158 million in cash and short term investments and had $192 million available for borrowing under the Company’s senior credit facility.

In addition, Landstar announced that its Board of Directors has declared a quarterly dividend of $0.08 per share payable on December 4, 2015 to stockholders of record at the close of business on November 10, 2015. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“Landstar’s 2015 third quarter results were again outstanding,” said Landstar’s President and Chief Executive Officer, Jim Gattoni. “Revenue, gross profit, operating income, operating margin, net income, and diluted earnings per share were all third quarter records. Overall, demand for Landstar’s truck transportation services in the 2015 third quarter continued to be strong, as the number of loads hauled via truck increased 8 percent over the 2014 third quarter. In addition, the number of loads hauled via railroads, ocean cargo carriers and air cargo carriers increased 29 percent over the 2014 third quarter. The growth in the number of loads hauled via truck was driven by increased volumes for unsided/platform equipment, van equipment and less-than-truckload of 14 percent, 6 percent, and 12 percent, respectively. The growth in the number of loads hauled via unsided/platform equipment in the 2015 third quarter was entirely driven by demand from one shipper in the automotive sector. Otherwise, unsided/platform volumes softened during the third quarter. We expect the strong

LANDSTAR SYSTEM/3

volumes from that shipper to continue throughout the 2015 fourth quarter, keeping unsided/platform volumes elevated for the remainder of 2015. As expected, revenue per load on loads hauled via truck was lower in the 2015 third quarter as compared to the 2014 third quarter. Truck revenue per load in the 2015 third quarter was 6 percent lower as compared to the 2014 third quarter mostly due to the impact of lower diesel fuel costs on loads hauled via truck brokerage carriers and the difficult comparison to record truck revenue per load experienced in 2014. Operating income for the 2015 third quarter was $64.0 million, the highest third quarter operating income in Landstar history, and operating margin was 50.4 percent. Finally, diluted earnings per share in the 2015 third quarter increased 10 percent over the 2014 third quarter.”

Gattoni continued, “Demand for Landstar’s services thus far in October remains strong. I expect the number of loads hauled via truck in the 2015 fourth quarter to increase in a mid-single digit percentage range over the 2014 fourth quarter. As it pertains to revenue per load on loads hauled via truck, year-over-prior-year comparisons continue to be difficult due to the all-time high revenue per load reported in the 2014 fourth quarter along with the effect of lower diesel fuel costs on loads hauled via truck brokerage carriers in 2015. During the first few weeks of fiscal October, revenue per load on loads hauled via truck is consistent with that experienced in fiscal September, yet lower than that of fiscal October 2014. I do not expect a significant change in these recent trends over the balance of the 2015 fourth quarter. As such, I expect revenue per load on loads hauled via truck in the 2015 fourth quarter to be below the 2014 fourth quarter in an upper-single digit percentage range. Assuming the current environment continues throughout the 2015 fourth quarter, I anticipate revenue for the 2015 fourth quarter to be in a range of $815 million to $865 million and, assuming that range of estimated revenue, I would anticipate 2015 fourth quarter diluted earnings per share to be in a range of $0.85 to $0.90 per share.”

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5:00 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2015 Earnings Release Conference Call.”

LANDSTAR SYSTEM/4

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2014 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM/5

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Revenue	$2,472,489	$2,321,960	$841,726	$819,320
Investment income	1,043	1,027	350	332

Costs and expenses:
Purchased transportation	1,900,313	1,792,560	645,583	633,596
Commissions to agents	199,113	181,196	69,297	64,631
Other operating costs, net of gains on asset sales/dispositions	24,388	19,350	8,718	6,521
Insurance and claims	37,610	37,732	10,502	12,026
Selling, general and administrative	111,797	108,567	36,811	36,215
Depreciation and amortization	21,253	20,419	7,185	7,086

Total costs and expenses	2,294,474	2,159,824	778,096	760,075

Operating income	179,058	163,163	63,980	59,577
Interest and debt expense	2,208	2,260	714	774

Income before income taxes	176,850	160,903	63,266	58,803
Income taxes	67,016	60,585	23,918	22,048

Net income	$109,834	$100,318	$39,348	$36,755

Earnings per common share	$2.50	$2.23	$0.91	$0.82

Diluted earnings per share	$2.49	$2.22	$0.90	$0.82

Average number of shares outstanding:
Earnings per common share	43,975,000	45,018,000	43,446,000	44,713,000

Diluted earnings per share	44,134,000	45,222,000	43,607,000	44,937,000

Dividends per common share	$0.22	$0.19	$0.08	$0.07

LANDSTAR SYSTEM/6

Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 26, 2015	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$108,899	$163,944
Short-term investments	48,955	37,007
Trade accounts receivable, less allowance of $4,287 and $4,338	462,163	492,642
Other receivables, including advances to independent contractors, less allowance of $4,306 and $4,189	17,682	15,132
Deferred income taxes and other current assets	17,558	23,603

Total current assets	655,257	732,328

Operating property, less accumulated depreciation and amortization of $175,310 and $160,681	195,328	202,203
Goodwill	31,134	31,134
Other assets	71,303	78,547

Total assets	$953,022	$1,044,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$29,666	$34,629
Accounts payable	205,514	220,077
Current maturities of long-term debt	36,259	35,064
Insurance claims	19,438	24,233
Dividends payable	—	44,794
Other current liabilities	53,077	51,654

Total current liabilities	343,954	410,451

Long-term debt, excluding current maturities	59,959	76,257
Insurance claims	22,432	21,769
Deferred income taxes and other non-current liabilities	47,976	47,474

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,379,568 and 67,268,817 shares	674	673
Additional paid-in capital	193,502	189,012
Retained earnings	1,355,535	1,255,374
Cost of 24,193,516 and 22,474,331 shares of common stock in treasury	(1,068,267)	(955,613)
Accumulated other comprehensive loss	(2,743)	(1,185)

Total shareholders’ equity	478,701	488,261

Total liabilities and shareholders’ equity	$953,022	$1,044,212

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Revenue generated through (in thousands):

Truck transportation
Truckload:
Van equipment	$1,412,824	$1,314,544	$466,226	$458,534
Unsided/platform equipment	823,767	804,372	293,252	287,876
Less-than-truckload	61,297	58,415	20,341	21,078

Total truck transportation	2,297,888	2,177,331	779,819	767,488
Rail intermodal	76,688	58,957	27,166	21,936
Ocean and air cargo carriers	64,725	56,168	23,315	19,731
Other (1)	33,188	29,504	11,426	10,165

	$2,472,489	$2,321,960	$841,726	$819,320

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,140,870	$1,126,213	$388,840	$385,524

Number of loads:

Truck transportation
Truckload:
Van equipment	820,223	767,642	275,509	260,721
Unsided/platform equipment	359,769	332,552	130,317	114,758
Less-than-truckload	83,838	69,706	28,934	25,881

Total truck transportation	1,263,830	1,169,900	434,760	401,360
Rail intermodal	32,350	22,840	11,670	8,560
Ocean and air cargo carriers	13,320	12,110	4,700	4,100

	1,309,500	1,204,850	451,130	414,020

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	616,410	614,800	210,180	203,430

Revenue per load:

Truck transportation
Truckload:
Van equipment	$1,722	$1,712	$1,692	$1,759
Unsided/platform equipment	2,290	2,419	2,250	2,509
Less-than-truckload	731	838	703	814
Total truck transportation	1,818	1,861	1,794	1,912
Rail intermodal	2,371	2,581	2,328	2,563
Ocean and air cargo carriers	4,859	4,638	4,961	4,812
Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,851	$1,832	$1,850	$1,895

Revenue by capacity type (as a % of total revenue);

Truck capacity providers:
BCO Independent Contractors (2)	46%	49%	46%	47%
Truck Brokerage Carriers	47%	45%	46%	47%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	2%	3%	2%
Other	1%	1%	1%	1%

			September 26, 2015	September 27, 2014
Truck Capacity Providers

BCO Independent Contractors (2)			8,869	8,252

Truck Brokerage Carriers:
Approved and active (3)			29,127	25,250
Other approved			13,813	11,884

			42,940	37,134

Total available truck capacity providers			51,809	45,386

Trucks provided by BCO Independent Contractors (2)			9,441	8,792

(1)	Includes primarily premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who have moved at least one load in the 180 days immediately preceeding the fiscal quarter end.